Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

Effective Date: June 20, 2025	U.S. $[ ]

FOR VALUE RECEIVED, Xiao-I Corporation, a Cayman Islands exempted company (“Borrower”), promises to pay to [   ], or its successors or assigns (“Lender”), $[   ] and any interest, fees, charges, and late fees accrued hereunder on the date that is twelve (12) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of six percent (6%) per annum simple interest from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months and shall be payable in accordance with the terms of this Note. This Convertible Promissory Note (this “Note”) is issued and made effective as of June 20, 2025 (the “Effective Date”). This Note is issued pursuant to that certain Securities Purchase Agreement dated June 18, 2025, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein that are defined in Attachment 1 attached hereto and incorporated herein by this reference.

Borrower agrees to pay $[   ] to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). The Transaction Expense Amount is included in the initial principal balance of this Note and is deemed to be fully earned and non-refundable as of the Purchase Price Date. The purchase price for this Note shall be $[   ] (the “Purchase Price”), computed as follows: $[   ] original principal balance, less the Transaction Expense Amount. The Purchase Price shall be payable by Lender by wire transfer of immediately available funds.

1. Payment; Prepayment; OID.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. So long as no Event of Default (as defined below) has occurred, Borrower shall have the right, exercisable on not less than ten Trading Days prior written notice to Lender to prepay the Outstanding Balance (less such portion of the Outstanding Balance for which Borrower has received a Conversion Notice (as defined below) from Lender where the applicable Conversion Shares have not yet been delivered) of this Note, in part or in full, in accordance with this Section 1.2. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to Lender at its registered address or through email and shall state: (i) that Borrower is exercising its right to prepay this Note, and (ii) the date of prepayment, which shall be not less than ten Trading Days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the “Optional Prepayment Date”), Borrower shall make payment of the Optional Prepayment Amount (as defined below) to or upon the order of Lender as may be specified by Lender in writing to Borrower. For the avoidance of doubt, Lender shall be entitled to exercise its Conversion (as defined below) rights until the Optional Prepayment Date. If Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to 101% multiplied by the Outstanding Balance of this Note if such prepayment is made on or prior to the date that is thirty (30) days from the Effective Date and 110% multiplied by the Outstanding Balance of this Note if such prepayment is made after the date that is thirty (30) days from the Effective Date (the “Optional Prepayment Amount”). In the event Borrower delivers the Optional Prepayment Amount to Lender prior to the Optional Prepayment Date, the Optional Prepayment Amount shall not be deemed to have been paid to Lender until the Optional Prepayment Date. In the event Borrower delivers the Optional Prepayment Amount without an Optional Prepayment Notice, then the Optional Prepayment Date will be deemed to be the date that is ten Trading Days from the date that the Optional Prepayment Amount was delivered to Lender and Lender shall be entitled to exercise its Conversion rights during such ten (10) Trading Day period. In addition, if Borrower delivers an Optional Prepayment Notice and fails to pay the Optional Prepayment Amount due to Lender within two (2) Trading Days following the Optional Prepayment Date, Borrower shall forever forfeit its right to prepay this Note. Notwithstanding the foregoing, Borrower will not be obligated pay a prepayment premium if the Outstanding Balance is less than $100,000.00.

1.3. OID. On the thirty (30) day anniversary of the Purchase Price Date, an OID of $[   ] will automatically be added to the Outstanding Balance of the Note. Once added, the OID will be fully earned and non-refundable.

2. Security. This Note is unsecured.

3. Conversions. Lender has the right at any time following the date hereof until the Outstanding Balance has been paid in full, at its election, to convert (each instance of conversion is referred to herein as a “Conversion”) all or any portion of the Outstanding Balance into fully paid and non-assessable American Depositary Shares (“ADSs”) of Borrower (“Conversion Shares”) as per the following conversion formula: the number of Conversion Shares equals the amount of the Outstanding Balance being converted (the “Conversion Amount”) divided by the Conversion Price. Conversion notices in the form attached hereto as Exhibit A (each, a “Conversion Notice”) may be effectively delivered to Borrower by any method set forth in the “Notices” section of the Purchase Agreement, and all Conversions shall be cashless and not require further payment from Lender. Borrower shall deliver the Conversion Shares from any Conversion to Lender in accordance with Section 8 below. Lender shall be responsible to pay all fees related to the transfer of ordinary shares to ADSs in order to satisfy any Conversion hereunder.

4. Trigger Events; Defaults; and Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (h) the occurrence of a Fundamental Transaction without Lender’s prior written consent; provided, however, Lender’s consent will not be required if this Note is paid in full in connection with such Fundamental Transaction; (i) at any time during the period beginning on the Purchase Price Date and ending on the date that is six (6) months from the Purchase Price Date, Borrower fails to maintain an effective registration statement pursuant to which Lender is authorized to sell registered Conversion Shares; (j) Borrower fails to deliver any Conversion Shares in accordance with the terms hereof; (k) Borrower or any pledgor, trustor, or guarantor of this Note defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower or such pledgor, trustor, or guarantor contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement; (l) any representation, warranty or other statement made or furnished by or on behalf of Borrower or any pledgor, trustor, or guarantor of this Note to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (m) Borrower effectuates a reverse split, ratio change or other similar event with respect to its ADSs without twenty (20) Trading Days prior written notice to Lender; (n) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $100,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; or (o) Borrower, any subsidiary of Borrower, or any pledgor, trustor, or guarantor of this Note breaches any covenant or other term or condition contained in any Other Agreements.

4.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

4.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within ten (10) days. If Borrower fails to cure the Trigger Event within the required ten (10) day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

4.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses (b) – (f) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18%) per annum simple interest or the maximum rate permitted under applicable law (“Default Interest”). For the avoidance of doubt, Lender may continue making Conversions at any time following a Trigger Event or Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment of this Note. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Rights Upon Issuance of Securities.

7.1. Subsequent Equity Sales. Except with respect to Excluded Securities, if Borrower or any subsidiary thereof, as applicable, at any time this Note is outstanding, shall sell, issue or grant any ordinary shares, ADSs, option to purchase ADSs, right to reprice, preferred shares convertible into ADSs, or debt, warrants, options or other instruments or securities to any third party which are convertible into or exercisable or exchangeable for ordinary shares or ADSs (collectively, the “Equity Securities”), at an effective price per ADS less than the then-effective Fixed Price (such issuance is referred to herein as a “Dilutive Issuance”), then, the Fixed Price shall be automatically reduced and only reduced to equal such lower effective price per ADS. If the holder of any Equity Securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options, or rights per ADS which are issued in connection with such Dilutive Issuance, be entitled to receive ADSs at an effective price per ADS that is less than the Fixed Price, such issuance shall be deemed to have occurred for less than the Fixed Price on the date of such Dilutive Issuance, and the then effective Fixed Price shall be reduced and only reduced to equal such lower effective price per ADS. Such adjustments described above to the Fixed Price shall be permanent (subject to additional adjustments under this section), and shall be made whenever such Equity Securities are issued. Borrower shall notify Lender, in writing, no later than two (2) Trading Days following the issuance of any Equity Securities subject to this Section 7.1, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price, or other pricing terms.

7.2. Adjustment of Conversion Price upon Subdivision or Combination of ADSs. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization, change in ordinary share to ADS ratio or otherwise) one or more classes of its outstanding ADSs into a greater number of ADSs, the Fixed Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date combines (by combination, reverse stock split, change in ADS to ordinary share ratio or otherwise) one or more classes of its outstanding ADSs into a smaller number of ADSs, the Fixed Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7.2 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7.2 occurs during the period that a Market Price is calculated hereunder, then the calculation of such Market Price shall be adjusted appropriately to reflect such event.

7.3. Other Events. In the event that Borrower (or any subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect Lender from dilution or if any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then Borrower’s board of directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of Lender, provided that no such adjustment pursuant to this Section 7.3 will increase the Conversion Price as otherwise determined pursuant to this Section 7, provided further that if Lender does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then Borrower’s board of directors and Lender shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by Borrower.

8. Method of Conversion Share Delivery. On or before the close of business on the third (3rd) Trading Day following the date of delivery of a Conversion Notice (the “Delivery Date”), Borrower shall, deliver or cause its depositary bank to issue and deliver the applicable Conversion Shares electronically to the account designated by Lender in the applicable Conversion Notice. Notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its depositary bank refuses to deliver any Conversion Shares without a restrictive securities legend to Lender on grounds that such issuance is in violation of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), Borrower shall deliver or cause its depositary bank to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 8. In conjunction therewith, Borrower will also deliver to Lender a written explanation from its counsel or its depositary bank’s counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144.

9. Conversion Delays. If Borrower fails to deliver Conversion Shares in accordance with the timeframe stated in Section 8, Lender may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such Conversion, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the Delivery Date, a late fee equal to 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 but with a floor of $350.00 per day (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the Delivery Date until Conversion Share delivery is made; and such late fees will be added to the Outstanding Balance (such fees, the “Conversion Delay Late Fees”).

10. Issuance Fees. Lender will be responsible for any fees that must be paid in order to issue any Conversion Shares to Lender.

11. Sales Limitation. Lender agrees that so long as no Trigger Event has occurred, Lender will limit its sales of Conversion Shares on the open market in any given calendar week to fifteen percent (15%) of the weekly trading volume of the ADSs on all trading markets for such week (the “Sales Limitation”), unless otherwise authorized by Borrower in writing. In the event Lender breaches such covenant, Borrower’s sole and exclusive remedy shall be the reduction of the Outstanding Balance in an amount equal to fifty percent (50%) of the net proceeds Lender received from excess sales in any given week (or payable in cash if this Note has been satisfied in full). For the avoidance of doubt, both the Sales Limitation and Borrower’s remedy related to such limitation shall expire thirty (30) days after satisfaction in full of the Note.

12. Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower shall not effect any conversion of this Note to the extent that after giving effect to such conversion would cause Lender (together with its affiliates) to beneficially own a number of ADSs exceeding 9.99%1 of the number of ADSs outstanding on such date (including for such purpose the ADSs issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of ADSs will be determined pursuant to Section 13(d) of the 1934 Act. The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.

13. Opinion of Counsel. In the event that an opinion of counsel is needed for any Conversion under this Note, Lender has the right to have any such opinion provided by its counsel.

[1]	The percentage of the other institutional investor is 4.99%.

14. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

15. [Intentionally omitted]2

Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement

16. Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

17. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

18. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any Conversion Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower, so long as such transfer is in accordance with applicable federal and state securities laws.

19. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

20. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). Therefore, no additional penalty claims, lost profits or liquidated damages shall be claimed in excess of agreed liquidated damage amounts under this Note.

21. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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[2]	The note of the other institutional investor does not have Section 11.2, instead, it has the following provisions as Section 11.2.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Xiao-I Corporation

By:
Yuan Hui, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

By:

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Approved ADS Plan” means any equity compensation plan which has been approved by the shareholders of Borrower and is in effect as of the Purchase Price Date, pursuant to which Borrower’s securities may be issued to any employee, officer or director for services provided to Borrower.

A2. “Conversion Price” means the lesser of (a) the Fixed Price, and (b) the Market Price, less $0.05 to cover ADS issuance fees.

A3. “Conversion Share Value” means the product of the number of Conversion Shares deliverable pursuant to any Conversion Notice multiplied by the daily VWAP of the ADSs on the Delivery Date for such Conversion.

A4. “Excluded Securities” means any ADSs, options, or convertible securities issued or issuable in connection with any Approved ADS Plan; provided that the option term, exercise price or similar provisions of any issuances pursuant to such Approved ADS Plan are not amended, modified or changed on or after the Purchase Price Date.

A5. “Fixed Price” $3.04428, as may be adjusted from time to time as set forth herein.

A6. “Fundamental Transaction” means that (a) (i) Borrower or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its Subsidiaries is the surviving corporation) any other person or entity, (ii) Borrower or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Borrower or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Borrower or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Borrower or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the ordinary shares or ADSs, other than an increase in the number of authorized shares of Borrower’s ordinary shares or ADSs, (vi) Borrower transfers any material asset to any Subsidiary, affiliate, person or entity under common ownership or control with Borrower, or (vii) Borrower pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower. For the avoidance of doubt, Borrower or any of its Subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction.

A7. “Major Trigger Event” means any Trigger Event occurring under Sections 4.1(a) - 4.1(i).

A8. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A9. “Market Price” means 85% multiplied by the lowest daily VWAP in the ten (10) Trading Day period immediately preceding the applicable measurement date.

A10. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

Attachment 1 to Convertible Promissory Note, Page 1

A11. “OID” means original issue discount.

A12. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or a subsidiary), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A13. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus the Transaction Expense Amount, plus the OID, plus accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.

A14. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A15. “Trading Day” means any day on which the NASDAQ (or such other principal market for the ADSs) is open for trading.

A16. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) fifteen percent (15%) for each occurrence of any Major Trigger Event, or (b) ten percent (10%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Event of Default occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Event of Default occurred; provided, however, that the Trigger Effect may only be applied up to three (3) time with respect to a Major Trigger Event and up to three (3) times with respect to a Minor Trigger Event; provided, further, that the Trigger Effect will not apply to any Trigger Event pursuant to Section 4.1(j).

A17. “VWAP” means the volume weighted average price of the ADSs on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

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Attachment 1 to Convertible Promissory Note, Page 2

EXHIBIT A

[     ]

Xiao-I Corporation

Attn: Yuan Hui, CEO

CONVERSION NOTICE

The above-captioned Lender hereby gives notice to Xiao-I Corporation, a Cayman Islands exempted company (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on June 20, 2025 (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable ADSs of Borrower as of the date of conversion specified below. Said conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Date of Conversion: ____________
B.	Conversion #: ____________
C.	Conversion Amount: ____________
D.	Conversion Price: _______________
E.	Conversion Shares: _______________ (C divided by D)
F.	Remaining Outstanding Balance of Note: ____________*

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Conversion Notice and such Transaction Documents.

Please transfer the Conversion Shares electronically to the following account:

Broker: _____________________________	Address:	_________________________________
DTC#: _____________________________		_________________________________
Account #: __________________________		_________________________________
Account Name: ______________________

Lender:

By: